Exhibit 99	CONTACT:	Mark J. Plush
Vice President and Chief Financial Officer

Keithley Instruments, Inc. 28775 Aurora Road Cleveland, Ohio 44139-1891 440-248-0400 • Fax: 440-248-6168 http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS DOUBLE-DIGIT SALES AND ORDER
GROWTH FOR FISCAL 2004 THIRD QUARTER

•	46% sales growth in third quarter

•	Highest orders, sales and earnings quarter in last three years

Cleveland, Ohio — July 23, 2004 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2004 third quarter that ended June 30, 2004.

Third Quarter Fiscal 2004 Results

Net sales of $36.8 million for the third quarter of fiscal 2004 increased 46 percent from sales of $25.3 million in last year’s third quarter. Of the 46 percent increase, approximately 3 percentage points were due to the effect of a weaker U.S. dollar. Sequentially, sales increased 8 percent from the second quarter of fiscal 2004. The company reported net income for the third quarter of fiscal 2004 of $3.2 million, or $0.19 per share, compared with a net loss of $1.9 million, or $0.12 per share. This represents a $5.1 million improvement in net earnings year over year.

Orders of $36.0 million for the third quarter increased 20 percent from last year’s orders of $30.1 million. Geographically, orders were up 5 percent in the United States, up 17 percent in the Pacific Basin and up 49 percent in Europe, when compared to the prior year. Orders from the company’s semiconductor customers were essentially flat, orders from precision electronic components and subassembly manufacturers were up about 15 percent and wireless communications orders increased approximately 120 percent. Research and education customer orders were down approximately 10 percent compared to the prior year’s quarter. Sequentially, orders increased 16 percent from the second quarter of fiscal 2004. Order backlog decreased $0.3 million during the quarter to $15.4 million at June 30, 2004.

“We are very pleased with our results for the quarter, particularly our ability to leverage our costs and grow profits at a higher rate than sales,” stated Joseph P. Keithley, the company’s Chairman, President and Chief Executive Officer. “Net sales, as well as orders, for the quarter are the strongest they’ve been in three years. We experienced growth in all regions, with sales growth of 61 percent in the U.S., 24 percent in the Pacific Basin, and 52 percent in Europe. With the health of the electronics industry continuing to improve, we are seeing the payback of the investments we made during the downturn to strengthen ourselves. The benefits of our all-employee sales force throughout most of the world are evident in our top-line growth, as well as in our net income as we are better able to leverage our selling and support costs. Additionally, this is our second consecutive quarter with gross margins over 60 percent and improvements of about nine percentage points versus the prior year, due in part to our lean manufacturing initiative.”

Nine Month Results

Orders of $98.0 million for the nine months ending June 30, 2004 increased 26 percent from $77.7 million last year. Geographically, order growth was seen throughout all regions of the world, with orders up 15 percent in the United States, 21 percent in the Pacific Basin and 38 percent in Europe. For the first nine months, semiconductor orders comprised approximately 30 percent of the total, wireless communications orders were about 20 percent, precision electronic components and subassembly manufacturers were approximately 25 percent, research/education was about 15 percent of the total, and optoelectronics orders were less than 5 percent.

For the nine months ending June 30, 2004, net sales were $100.6 million, up 30 percent from $77.4 million last year. Of the 30 percent increase, approximately 5 percentage points were due to the effect of a weaker U.S. dollar. Net income for the first nine months of fiscal 2004 was $6.9 million, or $0.42 per share, compared with a net loss of $3.4 million, or $0.22 per share, last year. The tax rate for the nine-month period in the current fiscal year is 32.3 percent, up slightly from 31.0 percent recorded in the first half of the current fiscal year.

The company generated $4.8 million in cash from operations during the third quarter and $9.9 million during the first nine months of fiscal 2004, increasing cash and short-term investments to $45.6 million at June 30, 2004. Total debt was $0.4 million at June 30, 2004. The company continues to focus on managing inventory, accounts receivable and property, plant and equipment, and produced industry leading return on these assets. Inventory of $12.5 million increased $1.5 million from year ago levels, and turns improved to 4.9 at June 30, 2004 from 3.7 a year ago. Days sales outstanding were 47 at June 30, 2004, compared to 48 a year ago.

Operations

“We are feeling positive about the health of the electronics industry, and believe our customers have good growth potential. Our growth continues to be contingent upon our customers’ spending patterns as they invest in new capacity or upgrade their lines for their new product offerings, and upon our ability to gain market share. We continued to increase our investment in new product development, particularly for RF measurements for wireless communications and semiconductor manufacturers as we believe these areas are key in allowing us to meet our growth objectives. New products are an integral element of our growth strategy, and we are pleased to be introducing several new products this summer,” added Keithley.

•	The Models 6220 DC Current Source and 6221 AC and DC Current source are well suited to applications in R&D, particularly in the semiconductor, nanotechnology and superconductor sectors.

•	The Model 2182A Nanovoltmeter is optimized for making low noise measurements in metrology, nanotechnology, superconductivity, and other low voltage/resistance research applications. It brings a powerful new set of capabilities to researchers when used in conjunction with our models 6220 and 6221, which allows users to make resistance, pulsed I-V and differential conductance measurements faster and more accurately than previously possible. The combination is also useful in many nanotechnology applications because of its ability to measure resistance while dissipating very little power in the device under test.

•	The GSM option for the 2800 RF Power Analyzer enables the 2800 to make GSM transmitter modulation quality measurements in addition to the complete suite of spectral power measurements already provided. This enables the 2800 to test more mobile phone handset types on a single production line. The Model 2800 is a high-throughput, lower cost solution that outperforms high-end spectrum analyzers and communication test sets that are typically used to conduct RF power and transmitter modulation measurements. Our Model 2800 family provides a flexible, scalable solution that increases throughput for manufacturers of mobile phones, RFIC power amplifiers, and related RF devices.

•	The Model S470 Parametric Test System is optimized for production testing of 200mm wafers at the 130nm CMOS node and below. Based on our production-proven and highly reliable Model S400 Series testers, the Model S470 provides a low cost-per-pin solution for us in both technology development and process monitoring. It is available with options such as RF testing at up to 40GHz, adaptive test software that automates first-level process diagnostics, and SECS/GEM for 200mm factory automation. The S470 is an economical choice for testing the most common types of ICs now in high volume production.

Stock Buyback Program

During the quarter, the company did not repurchase any shares. Under the terms of the buyback program the company may buy back up to 2,000,000 Common Shares through December 2006.

Business Outlook

“We are very pleased with order levels for the June quarter,” stated Keithley. “The majority of the increase in our wireless business came from one large customer as they retooled existing lines to support production of their new, multi-feature handsets. So, we expect our wireless orders to decline somewhat from the June quarter, although we expect to see good orders from design wins from our semiconductor customers.”

Based upon current expectations, the company is estimating sales for the fourth quarter of fiscal 2004, which will end September 30, 2004, to range between $36 and $38 million. Pretax earnings are expected to be between 10 percent and the lower teens as a percentage of sales.

Forward Looking Statements

Statements in the “Operations” and “Business Outlook” sections of this release that are not historical statements are forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, optoelectronics and other segments of the worldwide electronics industry; customers delaying or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the company’s ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions; the company’s ability to control costs; changes in effective tax rates due to tax law changes, changes in tax planning strategies, or changes in deferred tax assets; foreign currency fluctuations which could affect worldwide operations; costs and other effects of legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the company that its plans or objectives will be achieved. Further, the company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Friday, July 23, 2004 at 10:00 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering at the investor relations portion of the company’s web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 60 days. About Keithley Instruments, Inc.

With more than 50 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency) geared to the specialized needs of electronics manufacturers for high performance production testing, process monitoring, product development, and research. By building upon our strength in electrical measurement solutions for research, Keithley has become a production test technology leader for the semiconductor, wireless, optoelectronics, and other precision electronics segments of the worldwide electronics industry. The value we provide to our customers is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE NINE MONTHS
	ENDED JUNE 30,				ENDED JUNE 30,
	2004		2003		2004		2003
NET SALES	$36,822	100.0%	$25,264	100.0%	$100,553	100.0%	$77,415	100.0%
Cost of goods sold	13,929	37.8	11,819	46.8	38,729	38.5	35,300	45.6
Selling, general and administrative expenses	14,169	38.5	12,732	50.4	40,879	40.7	37,558	48.5
Product development expenses	4,065	11.0	3,488	13.8	11,113	11.0	10,080	13.0
Severance charges	—	—	535	2.1	—	—	535	0.7

Operating income (loss)	4,659	12.7	(3,310)	(13.1)	9,832	9.8	(6,058)	(7.8)
Interest income, net	129	0.3	143	0.6	339	0.3	556	0.7

Income (loss) before income taxes	4,788	13.0	(3,167)	(12.5)	10,171	10.1	(5,502)	(7.1)
Income tax expense (benefit)	1,611	4.4	(1,241)	(4.9)	3,280	3.2	(2,146)	(2.8)

NET INCOME (LOSS)	$3,177	8.6%	$(1,926)	(7.6)%	$6,891	6.9%	$(3,356)	(4.3)%

Basic income (loss) per share	$0.20		$(0.12)		$0.44		$(0.22)

Diluted income (loss) per share	$0.19		$(0.12)		$0.42		$(0.22)

Cash dividends per Common Share	$.0375		$.0375		$.1125		$.1125

Cash dividends per Class B Common Share	$.030		$.030		$.090		$.090

Weighted average number of shares outstanding (000) — Diluted	16,690		15,481		16,471		15,482

Certain amounts in the prior year have been reclassified to be consistent with the current year’s presentation.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands of Dollars)
(Unaudited)

	June 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$16,180	$15,739
Short-term investments	29,388	20,070
Refundable income taxes	278	519
Accounts receivable and other, net of allowances	19,576	15,607
Inventory	12,534	11,214
Other current assets	10,131	5,111

Total current assets	88,087	68,260
Property, plant and equipment, net	13,584	14,301
Other assets	33,001	31,625

Total assets	$134,672	$114,186

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$435	$409
Accounts payable	7,330	7,071
Other current liabilities	23,172	12,312

Total current liabilities	30,937	19,792
Long-term debt	—	—
Other long-term liabilities	9,108	9,631
Shareholders’ equity	94,627	84,763

Total liabilities and shareholders’ equity	$134,672	$114,186